La Jolla Pharmaceutical Company Announces Second Quarter and
Year-to-Date 2014 Financial Results

SAN DIEGO, CA - (August 14, 2014) - La Jolla Pharmaceutical Company (NASDAQ: LJPC), a leader in the development of innovative therapies intended to significantly improve outcomes in patients suffering from life-threatening diseases, today reported second quarter and year-to-date 2014 financial results and highlighted recent corporate progress.

Recent Corporate Highlights

•
On July 28, 2014, La Jolla closed an underwritten public offering of approximately 5.4 million shares of common stock, which includes a portion of the overallotment option, at a public offering price of $10.50 per share. The Company received total net proceeds of approximately $53.1 million.

•	On July 15, 2014, La Jolla announced positive data from a preclinical study of LJPC-1010, its oral galectin-3 inhibitor, in the treatment of nonalcoholic steatohepatitis (NASH).

•	On July 8, 2014, La Jolla announced that it plans to initiate a Phase 3 registration program with LJPC-501 in the treatment of catecholamine-resistant hypotension (CRH).

•	On June 27, 2014, La Jolla joined the Russell Microcap Index, as a result of the annual Russell Index Reconstitution.

•	On June 4, 2014, La Jolla announced the completion of enrollment of its Phase 2 extension trial of GCS-100 in Chronic Kidney Disease (CKD).

“We have had a very exciting year so far, highlighted by the announcement of our plans for our LJPC-501 Phase 3 registration program, the positive top-line results from our Phase 2 clinical trial of GCS-100 in severe CKD and the close of our recent financing,” said George Tidmarsh, M.D., Ph.D., La Jolla’s President and Chief Executive Officer. “During the second half of 2014, we plan to move our new LJPC-501 CRH Phase 3 program forward, continue the progress of our GCS-100 CKD program and advance our other new programs.”

Results of Operations

At June 30, 2014, La Jolla had $3.9 million in cash, as compared to $8.6 million in cash at December 31, 2013. As of August 1, 2014, La Jolla had approximately $56.6 million in cash, which includes the net proceeds of the public offering of common stock, which closed on July 28, 2014.

La Jolla’s comprehensive net loss attributable to common shareholders for the three and six months ended June 30, 2014 was $4.3 million and $9.4 million, or $0.63 per share and $1.16 per share, respectively, compared to a comprehensive net loss attributable to common shareholders of $3.7 million and $7.9 million, or $6.77 per share and $17.57 per share, respectively, for the same periods in 2013.

The increase in comprehensive net loss attributable to common shareholders was primarily due to increases in research and development expenses related to the GCS-100 Phase 2 program in the treatment of CKD, as well as preclinical work on LJPC-1010 and LJPC-401.

About La Jolla Pharmaceutical Company

La Jolla Pharmaceutical Company is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies intended to significantly improve outcomes in patients suffering from life-threatening diseases. LJPC-501, La Jolla’s lead product candidate, is a proprietary formulation of angiotensin II for the potential treatment of catecholamine-resistant hypotension and hepatorenal syndrome. GCS-100, La Jolla’s second product candidate, is a first-in-class inhibitor of galectin-3 for the potential treatment of chronic kidney disease. LJPC-1010, La Jolla’s third product candidate, is a more potent and purified derivative of GCS-100 that can be delivered orally for the potential treatment of nonalcoholic steatohepatitis. LJPC-401, La Jolla’s fourth product candidate, is a natural peptide for the potential treatment of iron overload. For more information on La Jolla, please visit http://www.ljpc.com.

About LJPC-501

LJPC-501, a proprietary formulation of angiotensin II, is a peptide agonist of the renin-angiotensin system that acts to stabilize blood pressure. La Jolla is developing LJPC-501 for the treatment of catecholamine-resistant hypotension (CRH), which is an acute, life-threatening condition in which blood pressure drops to dangerously low levels and is poorly responsive to current treatments. LJPC-501 has been shown to raise blood pressure in a randomized, placebo-controlled clinical trial in CRH, as well as animal models of hypotension. La Jolla plans to initiate a Phase 3 registration program with LJPC-501 in the treatment of CRH as the result of a recent meeting with the U.S. Food and Drug Administration (FDA) at which agreement was reached that blood pressure could serve as an appropriate primary endpoint for approval. Due to the estimated size of the patient population in the United States for this indication, La Jolla has filed an application for Orphan Drug status for LJPC-501. Studies have shown that LJPC-501 may also improve renal function in patients with hepatorenal syndrome (HRS).

About GCS-100

GCS-100 is a complex polysaccharide derived from pectin that binds to and blocks the activity of galectin-3, a type of galectin. Over-expression of galectin-3 has been implicated in a number of human diseases, including chronic organ failure and cancer. La Jolla is developing GCS-100 for the treatment of chronic kidney disease (CKD). In March of 2014, La Jolla announced positive top-line results from its randomized, placebo-controlled Phase 2 clinical trial of GCS-100 in severe CKD, in which the predefined primary efficacy endpoint was met. La Jolla completed enrollment for a Phase 2 extension clinical trial of GCS-100 in patients with severe CKD in June of 2014 and plans to initiate a Phase 2b clinical trial in late 2014.

About LJPC-1010

LJPC-1010 is a more potent and purified derivative of GCS-100 that can be delivered orally. The Company is developing LJPC-1010 for the treatment of nonalcoholic steatohepatitis (NASH). NASH is the more serious form of nonalcoholic fatty liver disease, or NAFLD, which can lead to liver failure. In July of 2014, La Jolla announced positive preclinical data of LJPC-1010 in NASH. La Jolla plans to file an Investigational New Drug Application (IND) with the U.S. Food and Drug Administration (FDA) and initiate a Phase 1 clinical trial of LJPC-1010 in NASH in early 2015.

About LJPC-401

LJPC-401 is La Jolla’s formulation of hepcidin, which is an endogenous peptide hormone that controls and regulates iron metabolism. La Jolla licensed intellectual property covering the composition of hepcidin from INSERM in February of 2014. The active form of hepcidin is a 25 amino acid protein that serves as a master regulator of iron metabolism. Hepcidin synthesis in the liver is regulated by multiple signals, including iron stores, erythropoietic activity (the production of red blood cells) and inflammatory cytokines. La Jolla is currently in the preclinical development stage with LJPC-401 and expects to file an IND and commence a Phase 1 clinical trial of LJPC-401 in iron overload in 2015.

Forward Looking Statement Safe Harbor

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operations. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from these forward-looking statements. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the Company's filings with the U.S. Securities and Exchange Commission (“SEC”), all of which are available free of charge on the SEC's web site http://www.sec.gov. These risks include, but are not limited to, risks relating to the timing for the commencement of clinical studies and the anticipated timing for completion of such studies; the success of future development activities for LJPC-501, GCS-100, LJPC-1010 and LJPC-401; estimated market sizes and the ability to successfully receive Orphan Drug designation for LJPC-501; and potential indications for which LJPC-501, GCS-100, LJPC-1010 and LJPC-401 may be developed. Subsequent written and oral forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in the Company's reports filed with the SEC. The Company expressly disclaims any intent to update any forward-looking statements.

(financial tables follow)

LA JOLLA PHARMACEUTICAL COMPANY
Unaudited Condensed Statements of Operations and Comprehensive Loss
(in thousands, except per-share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Expenses:
Research and development	$1,597	$700	$3,593	$1,355
General and administrative	2,689	2,463	5,823	6,011
Total expenses	4,286	3,163	9,416	7,366
Loss from operations	(4,286)	(3,163)	(9,416)	(7,366)
Other income:
Other income, net	2	1	4	2
Net loss and comprehensive loss	(4,284)	(3,162)	(9,412)	(7,364)
Preferred stock dividends earned	—	(562)	—	(562)
Net loss attributable to common shareholders	$(4,284)	$(3,724)	$(9,412)	$(7,926)
Basic and diluted net loss per share	$(0.63)	$(6.77)	$(1.16)	$(17.57)
Shares used in computing basic and diluted net loss per share	6,836	550	8,122	451

LA JOLLA PHARMACEUTICAL COMPANY
Condensed Balance Sheets
(in thousands, except share and per-share amounts)

	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$3,888	$8,629
Restricted cash	37	37
Prepaid expenses and other current assets	148	43
Total current assets	4,073	8,709
Equipment and furnishings, net	89	38
Total assets	$4,162	$8,747

LIABILITIES AND SHAREHOLDERS EQUITY:
Current liabilities:
Accounts payable	$917	$834
Accrued expenses	58	187
Accrued payroll and related expenses	94	73
Total current liabilities	1,069	1,094
Shareholders’ equity:
Common stock, $0.0001 par value; 12,000,000,000 shares authorized, 9,838,298 and 4,404,407 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	4	4
Series C-1[2] Convertible Preferred Stock, $0.0001 par value; 11,000 shares authorized, 3,917 and 7,016 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	3,917	7,016
Series F Convertible Preferred Stock, $0.0001 par value; 10,000 shares authorized, 2,798 and 3,250 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	2,798	3,250
Additional paid-in capital	471,087	462,684
Accumulated deficit	(474,713)	(465,301)
Total shareholders’ equity	3,093	7,653
Total liabilities and shareholders’ equity	$4,162	$8,747

Company Contact

George F. Tidmarsh, M.D., Ph.D.
President & Chief Executive Officer
La Jolla Pharmaceutical Company
Phone: (858) 207-4264
Email: GTidmarsh@ljpc.com

and

Chester S. Zygmont, III
Senior Director of Finance
La Jolla Pharmaceutical Company
Phone: (858) 207-4262
Email: czygmont@ljpc.com